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Exhibit 99(d)(3)

February 17, 2006

Mr. Richard C. Barrett, Chairman
Stonebridge Funds Trust
1801 Century Park East, Suite 1800
Los Angeles, California 90067

         Re:    Stonebridge Funds Trust (The "Trust")

Dear Mr. Barrett:

        By our execution of this letter agreement (the "Agreement"), Stonebridge Capital Management ("Stonebridge Capital"), to improve the performance of the Trust's Small Cap Growth Fund portfolio (the "Fund"), hereby waives a portion of the advisory fees Stonebridge Capital is entitled to receive pursuant to Section 6 of the Investment Advisory Agreement dated as of November 2, 1998 between the Trust, on behalf of the Fund, and Stonebridge Capital, as follows:

Portfolio	Contractual Advisory Fee	Advisory Fee Waiver	Net Advisory Fee
Small Cap Growth Fund	1.00%	.50%	.50%

        Stonebridge Capital hereby confirms that the Fund's advisory fee waiver referenced above has been in effect since November 1, 2005 and will continue until February 27, 2007. Stonebridge Capital acknowledges that it will not be entitled to collect on or make a claim for waived fees at any time in the future.

STONEBRIDGE CAPITAL MANAGEMENT
By:	/s/ DEBRA L. NEWMAN
Name: Debra L. Newman Title: Chief Financial Officer

Your signature below acknowledges
Acceptance of this Agreement:

By:	/s/ RICHARD C. BARRETT
Name: Richard C. Barrett Title: Chairman, Stonebridge Funds Trust

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  Exhibit 99(d)(3)